Exhibit 10.2

May 26, 2016

American Securities LLC
299 Park Avenue, 34th Floor
New York, New York 10171

Ladies and Gentlemen:

Reference is made to that certain Purchase and Sale Agreement, dated as of the date hereof (as may be amended, modified or supplemented from time to time, the “Purchase Agreement”), by and among The Traxis Group B.V., a limited liability company existing under the Laws of the Netherlands (“Seller”), Blue Bird Corporation, a Delaware corporation (the “Company”), and ASP BB Holdings LLC, a Delaware limited liability company (the “Stockholder”). Capitalized terms used, but not defined, herein shall have the meaning ascribed to them in the Purchase Agreement.

This letter agreement (the “Letter Agreement”) governs the relationship between the Company, the Stockholder and American Securities LLC, a New York limited liability company (together with its Controlled Affiliates (as defined below) and the Stockholder, “American Securities”), with respect to certain governance arrangements of the Company following the consummation of the transactions contemplated by the Purchase Agreement and the rights of American Securities with respect to the Acquired Shares (as defined below).

1.    Shares Covered. This Letter Agreement shall govern the rights of American Securities with respect to any shares of the capital stock of the Company (i) acquired by the Stockholder from the Seller upon the Initial Closing, (ii) acquired by the Stockholder from the Seller upon the Second Closing or (iii) otherwise acquired after the date hereof by American Securities (together, the “Acquired Shares”).

2.    Credit Agreement.

a.    The parties hereto acknowledge that the acquisition of the Transaction Shares by the Stockholder pursuant to the Purchase Agreement may qualify as a “Change of Control” under the Credit Agreement and that it is in the best interests of the Company to enter into the Credit Agreement Amendment to permit the acquisition by American Securities of an unlimited number of shares of the capital stock of the Company (“Company Shares”) without resulting in a breach of the Credit Agreement or the creation of an event of default under the Credit Agreement. The Company shall use its best efforts to cause the parties to the Credit Agreement to agree to and enter into the Credit Agreement Amendment. American Securities agrees that, until such time as the Credit Agreement Amendment is effective, it shall not acquire Beneficial Ownership (as defined below) of a number of Company Shares, after giving effect to the Initial Closing, sufficient to result in a “Change of Control” or “Event of Default” (each as defined under the Credit Agreement).

b.    The Company is party to the Registration Rights Agreement and all of the Seller’s rights thereunder are being transferred to American Securities in connection with the consummation of the Transactions contemplated by the Purchase Agreement. The Company acknowledges and agrees that it is obligated to pay all Registration Expenses (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, including any underwriting discounts related to the Registrable Securities (as defined in the Registration Rights Agreement) of American Securities. In the event that American Securities effects an underwritten offering of any Company Shares during the one (1) year period following the Initial Closing Date, and in connection therewith, the Company pays American Securities for the amount of any underwriting discount that American Securities incurs in connection with such offering, American Securities agrees that such amount will be reduced by an amount equal to any fees and expenses actually paid by the Company to the lenders in connection with the Credit Agreement Amendment.

3.    Independent Directors; Committees; Vacancies.

a.    Until the earlier of (i) the three (3) year anniversary of the Initial Closing Date and (ii) the date on which the Company is no longer subject to the listing requirements of NASDAQ (the period from the Initial Closing Date to such earlier date, the “Restricted Period”), American Securities acknowledges that the Company will include on its Board of Directors (the “Board”) three (3) Independent Directors (as defined under NASDAQ Marketplace Rule 3200(a)(15)) (the “Independent Directors”) and American Securities shall cause the Acquired Shares to be voted to elect such Independent Directors; provided that in no event shall the Board include a number of Independent Directors making up more than one-third of the Board’s members unless such greater number of Independent Directors is required under the NASDAQ continued listing rules. The Company agrees that, in addition to the persons designated by American Securities to serve on the Board as contemplated by the Purchase Agreement, American Securities shall have the right to identify other candidates who qualify as Independent Directors for consideration by the Corporate Governance and Nominating Committee to serve on the Board; provided during the Restricted Period such other candidates shall be independent of American Securities, it being understood that any individual who serves on the American Securities executive counsel or on a board of directors of a portfolio company of American Securities but is not an employee of American Securities shall be deemed independent of American Securities. The Company shall take all such actions as are necessary to (i) cause the appointment of the American Securities designees identified in Section 6(b)(vi) and Section 7(b)(vii) of the Purchase Agreement to be appointed to the Board and (ii) accept the resignation of the current directors of the Company identified in Section 6(b)(vi) and Section 7(b)(vii) of the Purchase Agreement.

b.    Each American Securities Director shall be eligible to serve on each of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board; provided, that any and all such American Securities Directors shall meet any regulatory or securities exchange requirements for membership on such committee.

c.    In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any American Securities Director, American Securities shall have the exclusive right to designate a replacement director to fill such vacancy, and the Company shall take all such actions as are necessary to cause such vacancy to be filled with the replacement director so designated by American Securities.

4.    Standstill. For a period of one (1) year immediately following the Initial Closing Date, American Securities shall not, unless specifically authorized by a committee of the Board comprised of Independent Directors, directly or indirectly, in any manner:

a.     acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any voting securities of the Company or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any voting securities of the Company; or

b.    arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any voting securities of the Company or any securities convertible into or exchangeable or exercisable for any voting securities or assets of the Company or assets of the subsidiaries of the Company, except for such assets as are then being offered for sale by the Company or its subsidiaries;

if, following such acquisition, financing or conversion, American Securities would Beneficially Own ninety (90%) percent or more of the voting power of the outstanding voting securities of the Company. Any acquisition of the voting securities of the Company in violation of this paragraph 4 shall be null and void and American Securities shall transfer any such acquired voting securities to the Company for a nominal amount.

5.    Sale Proposal. If, during the one (1) year period immediately following the Initial Closing Date, American Securities makes a written proposal to acquire the remaining shares of capital stock of the Company not then beneficially owned by American Securities whether by way of a tender offer, merger, pursuant to an agreement and plan of merger to be entered into with the Company or otherwise (each, a “Sale Proposal”), American Securities agrees that the Sale Proposal will be considered by a committee of the Board consisting solely of Independent Directors and will not consummate such Sale Proposal without the approval of such committee.

6.    Interested Transactions. Except for the transactions contemplated by the Purchase Agreement, American Securities shall neither enter into nor consummate any Material Transaction (as defined below) between the Company and American Securities without the approval of a committee of the Board comprised of Independent Directors, for a period of three (3) years immediately following the Initial Closing Date.

7.    DGCL Section 203 Approval. The Board has duly formed and authorized a committee of the Board (the “Committee”) to consider and, if deemed appropriate, approve the acquisition by the Stockholder of the Acquired Shares for purposes of Section 203 of the Delaware General Corporation Law, as amended (the “DGCL”). A complete and correct copy of the resolution of the Board forming and authorizing the Committee to approve such acquisition has been delivered to the Stockholder. Assuming the accuracy of the representation in Section 5(g)(ii) of the Purchase Agreement, the Company represents and warrants to American Securities that the Committee has duly adopted a resolution approving the acquisition by the Stockholder of the Acquired Shares for purposes of Section 203 of the DGCL, with the purpose and intent that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Stockholder or its affiliates and associates, including American Securities LLC, as a result of the acquisition by the Stockholder of the Acquired Shares. A complete and correct copy of such resolution duly adopted by the Committee has been delivered to the Stockholder.

8.    Definitions. For purposes of this Letter Agreement, the term:

a.    “Affiliate” shall have the meaning given such term in Rule 12b-2 under the Exchange Act. For purposes of this definition, natural persons shall not be deemed to be Affiliates of each other.

b.    “American Securities Director” shall mean any person designated by American Securities to serve on the Board.

c.    “Beneficial Ownership” shall have the meaning given such term in Rule 13d-3 under the Exchange Act.

d.    “Control” (including the term “Controlled”), with respect to the relationship between or among two or more Persons, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

e.    “Controlled Affiliate” means, with respect to a specified Person, those Affiliates of such specified Person that it Controls.

f.    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities Exchange Commission promulgated thereunder (as in effect on the date of this Letter Agreement).

g.    “Material Transaction” shall mean any material transaction not in the ordinary course of business between the Company and American Securities, other than a Sale Proposal or other transaction subject to paragraph 4 or 5 above.

h.    “Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

9.    Amendments. No amendment, waiver or modification of any provision of this Letter Agreement shall become effective unless the same shall be in writing and signed by each of the parties hereto; provided that any such approval on behalf of the Company shall require the approval of a majority of the Independent Directors.

10.    American Securities Affiliates. Notwithstanding any other provision of this Agreement, the term “Controlled Affiliate”, when used with respect to American Securities LLC, shall not include any of its operating or portfolio companies or affiliated investment funds that do not act at the express direction of American Securities LLC or any of its directors, officers or employees with respect to the matters contemplated hereby. The Company acknowledges that American Securities LLC’s or its Affiliates’ directors, officers or employees may serve as directors of portfolio companies of investment funds managed by American Securities LLC, and the Company agrees that such portfolio companies will not be deemed to be “Controlled Affiliates” subject to the terms of this Letter Agreement.

11.    Governing Law. This Letter Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of laws thereof that would cause the application of the laws of another jurisdiction.

12.    Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Letter Agreement may be conveyed by electronic transmission and shall be binding upon the parties so transmitting their signatures.

13.    Entire Agreement; Amendment and Modification. This Letter Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements between the parties, written or oral. This Letter Agreement may be amended or modified only by a writing signed by the parties hereto.

14.    Waiver. Any of the terms or conditions of this Letter Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions; provided that any such waiver on behalf of the Company shall require the approval of a majority of the Independent Directors. No waiver of any provision of this Letter Agreement or of any rights or benefits arising hereunder shall be deemed to constitute or shall constitute a waiver of any other provision of this Letter Agreement (whether or not similar), nor shall any such waiver constitute a continuing waiver, unless otherwise expressly provided in writing.

15.    Notices. Notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when personally delivered, (ii) one business day after being sent by FedEx or other internationally recognized overnight delivery service or (iii) when sent by electronic mail. All notices shall be addressed to the parties as follows:

If to American Securities:

ASP BB Holdings LLC
c/o American Securities, LLC
299 Park Avenue
34th Floor
New York, New York 10171
Attention: Eric L. Schondorf, General Counsel
Email: eschondorf@american-securities.com

with a required copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael E. Lubowitz, Esq.
Email: michael.lubowitz@weil.com

If to the Company:

Blue Bird Corporation
402 Blue Bird Boulevard
Fort Valley, Georgia 31030
Attention: Paul Yousif, Esq.
Email: paul.yousif@blue-bird.com

with a required copy to:

Smith, Gambrell & Russell, LLP
Promenade, Suite 3100
1230 Peachtree Street, N.E.
Atlanta, Georgia 30309-3592
Attn: Terry Ferraro Schwartz, Esq.
Email: TSCHWARTZ@sgrlaw.com

and with a required copy to:

Morris Nichols Arsht & Tunnell, LLP
1201 North Market Street, 16th Floor
P.O. Box 1347
Wilmington, Delaware 19899
Attn: Jeffrey Wolters, Esq.
Email: jwolters@mnat.com

16.    No Strict Construction. This Letter Agreement has been jointly drafted by the parties hereto, after negotiations and consultations with their respective counsel. This Letter Agreement shall not be construed more strictly against one party than against the other party.

17.    Effectiveness of this Letter Agreement; Termination. This Letter Agreement shall become effective immediately upon its execution by the parties hereto, except that Sections 3, 4, 5, and 6 of this Letter Agreement shall only become effective upon the Initial Closing and if the Initial Closing occurs, Sections 3(a), 4, 5 and 6 shall no longer be of any force and effect on the first date on which the American Securities Ownership Percentage first falls below 20%. This Letter Agreement shall automatically terminate without any further action by any party hereto and shall be of no further force or effect upon the termination of the Purchase Agreement in accordance with its terms prior to the Initial Closing. For purposes of this paragraph 17, “American Securities Ownership Percentage” shall mean with respect to American Securities, at any time, the ratio, expressed as a percentage, of (x) the aggregate number of votes represented by the Acquired Shares and entitled to be cast in the election of directors by American Securities to (y) the aggregate number of votes entitled to be cast generally in the election of directors by the holders of voting securities of the Company.

Very truly yours,

AMERICAN SECURITIES LLC

By:	/s/ Eric L. Schondorf

Name:	Eric L. Schondorf

Title:	General Counsel

ASP BB HOLDINGS LLC

By:	/s/ Kevin S. Penn

Name:	Kevin S. Penn

Title:	President

Blue Bird Corporation

By:	/s/ Phil Horlock

Name:	Phil Horlock

Title:	President & CEO